FRANKLIN STRATEGIC SERIES
                                  on behalf of
                         FRANKLIN NATURAL RESOURCES FUND


                               Multiple Class Plan

      This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of Franklin Strategic Series (the "Investment Company") for its series, Franklin Natural Resources Fund (the "Fund"). The Board has determined that the Plan is in the best interests of each class of the Fund and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund.

      1. The Fund shall offer two classes of shares, to be known as Class I shares, and Class Z shares.

      2. Class I Shares shall carry a front-end sales charge ranging from 0% - 4.5%. Class Z Shares shall not be subject to any front-end sales charges.

      3. Class I Shares shall not be subject to a contingent deferred sales charge ("CDSC") except in the following limited circumstances. On investments of $1 million or more, a contingent deferred sales charge of 1.00% of the lesser of the then-current net asset value or the original net asset value at the time of purchase applies to redemptions of those investments within the contingency period of 12 months from the calendar month following their purchase. The CDSC is waived in certain circumstances, as described in the Fund's prospectus.

      Class Z Shares shall not be subject to any CDSC.

      4. The distribution plan adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, (the "Rule 12b-1 Plan") associated with the Class I Shares may be used to reimburse Franklin/Templeton Distributors, Inc. (the "Distributor") or others for expenses incurred in the promotion and distribution of the Class I Shares. Such expenses include, but are not limited to, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature and related expenses, advertisements, and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of the Class I Shares, as well as any distribution or service fees paid to securities dealers of their firms or others who have executed a servicing agreement with the Investment Company for the Class I Shares, the Distributor or its affiliates.

      No Rule 12b-1 Plan has been adopted on behalf of the Class Z Shares, and therefore, the Class Z Shares shall not be subject to deductions relating to rule 12b-1 fees.

      The Rule 12b-1 Plan for the Class I Shares shall operate in accordance with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., Article III, section 26(d).

      5. The only difference in expenses as between Class I and Class Z Shares shall relate to differences in Rule 12b-1 plan expenses, as described in the applicable Rule 12b-1 Plan.

      6. There shall be no conversion features associated with the Class I and Class Z Shares.

      7. Shares of Class I and may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940 and the rules and regulations adopted thereunder. There is no conversion feature applicable to Class Z Shares.

      8. Each class will vote separately with respect to any Rule 12b-1 Plan related to that class.

      9. On an ongoing basis, the Board members, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the independent Board members, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Franklin Advisers, Inc. and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

      10. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the Board members who are not interested persons of the Investment Company.

      11. I, Deborah R. Gatzek, Secretary of the Franklin Templeton Group of Funds, do hereby certify that this Multiple Class Plan was adopted by Franklin Strategic Series, on behalf of its series Franklin Natural Resources Fund, by a majority of the Trustees of the Trust on June 18, 1996



                                          /s/ Deborah R. Gatzek
                                          Deborah R. Gatzek
                                          Secretary